UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2012

SONIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-18859	73-1371046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Johnny Bench Drive Oklahoma City, Oklahoma		73104
(Address of Principal Executive Offices)		(Zip Code)

(405) 225-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) At the Annual Meeting of Shareholders of Sonic Corp. (the “Company”) held on January 19, 2012, the Company’s shareholders approved the Sonic Corp. Executive Cash Incentive Plan (the “Plan”). The Plan was adopted by the Company’s Compensation Committee (the “Committee”) on January 5, 2011, subject to shareholder approval. Under the Plan, incentive bonuses, qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), may be provided to certain executive officers. The Plan will be in effect for the fiscal year ending August 31, 2012 and for each of the next four years through the fiscal year ending August 31, 2016. Executive officers and key employees of the Company and its subsidiaries who are chosen by the Committee are eligible to participate in the Plan. The Plan is administered by the Committee or a sub-committee selected by the Committee to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m)).

Under the Plan, participants will be eligible to receive cash awards each year during the term of the Plan based upon the attainment of the performance objectives established by the Committee for such year. The Committee will, no later than the earlier of (1) 90 days after commencement of the applicable performance period and (2) the expiration of 25% of the performance period, establish the specific performance objectives for that year. Performance objectives may be based on a combination of corporate and individual performance goals. The performance objective may differ for each participant. In no event may a performance objective be established at a time when no substantial uncertainty exists as to its attainment. At the time the performance objectives for a particular year are established, the Committee will also set the annual target bonus potential for each participant based on a percentage of such participant’s annual base salary in effect at the end of such year. Awards will be earned by each participant based upon the level of attainment of his or her goals during the applicable performance period; provided that the Committee may reduce the amount of any award in its sole and absolute discretion. As soon as practicable after the end of the applicable performance period, the Committee will determine the level of attainment of the goals for each participant and the award to be made to each participant. Awards earned during any performance period will be paid as soon as practicable following the end of such performance period, and the determination of the amount thereof will be made by the Committee. Payment of bonus awards will be made in the form of cash. The maximum amount of an award under the Plan that is intended to qualify as performance-based compensation for purposes of Section 162(m) to a single participant shall not exceed $5,000,000.

A more complete description of the terms of the Plan can be found in “Proposal No. 2—Approval of Cash Incentive Plan” in the Company’s definitive proxy statement dated December 5, 2011, and filed with the Securities and Exchange Commission on December 5, 2011, which description is incorporated herein by reference. The foregoing description of the Plan and the description incorporated by reference from the Company’s definitive proxy statement are qualified in their entirety by reference to the Plan, a copy of which was previously filed as Exhibit 10.01 to the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission on April 8, 2011.

Item 5.07. Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders of the Company was held on January 19, 2012. Matters voted upon by shareholders at that meeting were:

Proposal 1

Each of the nominees was elected a director to hold office for a three-year term expiring at the Annual Meeting of Shareholders in 2015 or until his or her successor is elected and qualified. The voting results were as follows:

Nominee	For	Withhold Authority	Broker Non-Vote
Kate S. Lavelle	51,898,806	662,363	5,042,144
Michael J. Maples	51,625,573	935,596	5,042,144
J. Larry Nichols	51,373,438	1,187,731	5,042,144
Frank E. Richardson	51,271,233	1,289,936	5,042,144

Proposal 2

The proposal to approve the Sonic Corp. Senior Executive Cash Incentive Plan was approved. The voting results were as follows:

For	Against	Abstain	Broker Non-Vote
51,321,939	1,174,651	65,579	5,042,144

Proposal 3

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm was approved. The voting results were as follows:

For	Against	Abstain	Broker Non-Vote
55,645,306	1,920,663	37,344	—

Proposal 4

The Board proposal seeking a non-binding advisory vote on the Company’s executive compensation was approved. The voting results were as follows:

For	Against	Abstain	Broker Non-Vote
51,231,870	1,255,069	74,230	5,042,144

Proposal 5

The Board proposal seeking a non-binding advisory vote of the shareholders on the frequency of advisory votes on executive compensation was approved in favor of one year as the frequency. The results of the vote were as follows:

One Year	Two Years	Three Years	Abstain	Broker Non-Vote
46,664,313	305,402	5,523,677	67,777	5,042,144

Of the total votes cast, 88.8% voted for a frequency of one year, 0.6% voted for a frequency of two years and 10.5% voted for a frequency of three years. Based on these results, and consistent with the Board’s recommendation to the Company’s shareholders in connection with such vote, the Board has determined that, until the next vote on the frequency of holding advisory votes on executive compensation, the Company will hold a non-binding advisory vote on executive compensation every year. In accordance with the Securities and Exchange Commission regulations, the Company must hold votes on the frequency of holding such advisory votes at least once every six years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC CORP.

Date: January 23, 2012	By:	/s/ Stephen C. Vaughan
Stephen C. Vaughan,
Executive Vice President and Chief Financial Officer